September 3, 1999


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to the Form 10 for the Changes in and Disagreements With Accountants on Accounting and Disclosure to be filed by our former client, Infocast Corporation (formerly Grant Reserve
Corporation). We agree with the statements made in response to that Form 10 insofar as they relate to our Firm.


Very truly yours,



/s/ Jackson & Rhodes P.C.
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Jackson & Rhodes P.C.